Exhibit 99.1

FOR IMMEDIATE RELEASE
FOR INFORMATION CONTACT: Chad C. Braun (cbraun@amreit.com) AmREIT, 713.850.1400

AmREIT EXPANDS ITS PORTFOLIO OF IRREPLACEABLE CORNERS IN DALLAS

HOUSTON, December 17, 2012 – AmREIT, Inc., announced today that it has completed the acquisition of the Preston Royal Village Shopping Center, located at the northeast and northwest corners of Preston and Royal in the highly affluent Preston Hollow submarket of Dallas, Texas.

H. Kerr Taylor, AmREIT’s CEO, commented: “With average household incomes over $264,000 within a one-mile radius, this retail center has been on our target list for many years. We are delighted to have been able to execute this transaction “off-market” directly with Preston Royal Realty Company, a Texas joint venture, for the acquisition of the Preston Royal Village Shopping Center. The northwest corner of Preston Royal Village was developed in 1958 by a partnership that included Henry S. Miller, Trammell Crow and Bob Cullum, one of the founders of Tom Thumb supermarket chain. The partnership acquired the northeast corner in 1965, and the same group continued to operate the center until the sale to AmREIT. We believe this is an excellent Irreplaceable CornerTM to add to our portfolio, and we look forward to continuing to improve the property to solidify its position as the preeminent shopping center in the market.”

Preston Royal Village is a 229,920 square foot grocery-anchored shopping center that is 97% leased and occupied. The northwest corner of Preston and Royal is anchored by Tom Thumb (Safeway) and includes tenants such as Chico's, Barnes & Noble, Pinkberry and Dougherty's Pharmacy (an original tenant of the shopping center). The northeast corner of Preston and Royal is unanchored and includes tenants such as Bank of America, Starbucks, Omaha Steaks, Einstein Bagels, and Fed-Ex/Kinko's. Preston Royal Village is located at a signalized intersection in an infill location with high barriers to entry and a dense daytime and nighttime population, which produces traffic counts of over 68,000 cars per day. The shopping center benefits from over 97,000 people living within a three-mile radius of the property, daytime employment within the same radius of over 131,000 and average household income of over $264,000 within a one-mile radius, according to Sites U.S.A..

The northwest corner was purchased in fee simple while the northeast corner was purchased as a leasehold estate subject to an underlying ground lease. The ground lease has 27 years remaining in its term. The northwest corner was financed with a $23.4 million mortgage at an interest rate of 3.21%.

About AmREIT, Inc.

AmREIT believes it has one of the highest quality grocery and drugstore anchored retail portfolios in the REIT sector.  AmREIT's-28-year old established platform has localized acquisition, operation and redevelopment expertise in the most densely populated and affluent submarkets of five of the top markets in the US:  Houston, Dallas, San Antonio, Austin and Atlanta.  Texas is one of the best performing economies in the country and 91% of AmREIT's income is generated by its properties that are located in this market. AmREIT's core portfolio was 96.8% occupied as of September 30, 2012, and its top five tenants include Kroger, Landry's, CVS/Pharmacy, H-E-B and Publix.  In addition, its same store Net Operating Income was a peer leading 6% increase in 2011 as compared to 2010.  AmREIT has access to an acquisition pipeline through its value add joint ventures, including two leading institutional investors who partner with the company as local experts.  AmREIT's shares are traded on the NYSE under the symbol “AMRE.”  For more information, please visit www.amreit.com.

For more information, call Chad C. Braun, AmREIT, at (713) 850-1400.